Exhibit 99

Willbros Reports Fourth Quarter and Full Year 2017 Results

•	Q1 2018 Backlog Additions of $212 Million for the Utility T&D Segment

•	Willbros shares are now traded on the OTC under the symbol WGRP

•	Due to the Recent Transaction Announcement with Primoris Services Corporation, No Conference Call will be Held

HOUSTON, TX, MARCH 29, 2018 — Willbros Group, Inc. (OTC:WGRP) today announced financial results for the fourth quarter and full year of 2017. The company reported a net loss in the fourth quarter of 2017 of $55.0 million, or $(0.89) per diluted share, on revenue of $217.9 million, compared to a net loss of $14.2 million, or $(0.23) per diluted share, on revenue of $164.4 million in the fourth quarter of 2016. For the full year 2017, the company reported a net loss of $108.1 million, or $(1.74) per diluted share, on revenue of $850.0 million, compared to a net loss of $47.8 million, or $(0.77) per diluted share, on revenue of $731.7 million for the full year of 2016.

Operating loss for the fourth quarter of 2017 was $49.1 million, compared to an operating loss of $27.8 million in the third quarter of 2017 and $12.1 million in the fourth quarter of 2016. The increase in the operating loss of $21.3 million compared to the third quarter of 2017 was primarily driven by a significant increase in losses associated with three mainline pipeline construction projects in the Oil & Gas segment. For the full year 2017, the company reported an operating loss of $91.3 million compared to a full year 2016 operating loss of $30.7 million. In January 2018, the company completed the sale of its tank services business and also reached agreement to sell assets comprising its mainline pipeline construction business.

On March 28, 2018, the company announced that it entered into a definitive agreement to be acquired by Primoris Services Corporation (NASDAQ:PRIM) (“Primoris”). The transaction has been unanimously approved by the Boards of Directors of both companies, is not subject to a financing condition, and is anticipated to close during the second quarter of 2018, subject to approval by the requisite vote of the Company’s stockholders and certain other closing conditions.

Michael J. Fournier, President and CEO, commented, “We look forward to working with Primoris to complete the transaction. The announced sale and additional liquidity of up to $20 million adds stability to the company as we move towards closing of this transaction.”

Segment Operating Results

Utility T&D

For the fourth quarter of 2017, the Utility T&D segment reported an operating loss of $9.6 million on revenue of $109.9 million compared to an operating loss of $7.5 million on revenue of $129.9 million in

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the third quarter of 2017. The fourth quarter 2017 operating results were impacted by losses on two large discrete projects. These discrete projects were completed in the first quarter of 2018. For the full year 2017, the segment reported an operating loss of $5.3 million on revenue of $507.0 million. For the full year 2016, the segment reported operating income of $15.6 million on revenue of $418.4 million.

Oil & Gas

For the fourth quarter of 2017, the Oil & Gas segment reported an operating loss of $35.0 million on revenue of $75.2 million compared to an operating loss of $14.8 million on revenue of $75.3 million in the third quarter of 2017. The fourth quarter 2017 operating results were impacted by a significant increase in losses associated with three mainline pipeline construction projects. Two of these projects have reached mechanical completion and the company reached a settlement to conclude the work on the third project in the first quarter of 2018. For the full year 2017, the segment reported an operating loss of $60.5 million on revenue of $221.9 million. For the full year 2016, the segment reported an operating loss of $16.8 million on revenue of $170.4 million.

Canada

For the fourth quarter of 2017, the Canada segment reported operating income of $1.3 million on revenue of $32.9 million, compared to an operating loss of $0.3 million on revenue of $35.6 million in the third quarter of 2017. The $1.6 million increase was primarily driven by high productivity on an integrity dig project and gross margin increases on the close-out of other discrete projects. For the full year 2017, the segment reported an operating loss of $4.0 million on revenue of $121.2 million. For the full year 2016, the segment reported an operating loss of $0.7 million on revenue of $143.1 million.

Corporate

For the full year 2017, the company recorded $21.5 million of corporate overhead costs compared to $28.8 million of corporate overhead costs for the full year 2016.

Backlog

At December 31, 2017, the company reported total backlog of $616.3 million compared to $741.3 million at September 30, 2017. Twelve-month backlog of $477.1 million at December 31, 2017 decreased $66.8 million from September 30, 2017. The decrease in total and twelve-month backlog is primarily related to a reduction in discrete projects in the Oil & Gas segment, as well as a reduction in MSA backlog in the Utility T&D segment due to the overall timing of renewal.

During the first quarter of 2018, the Utility T&D segment received $212 million in contract extensions or new awards, including a one-year contract extension with one of our key clients amounting to approximately $180 million. The remaining $32 million in awards consists of multiple MSA contract extensions and small discrete projects.

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Liquidity

Total liquidity (defined as cash and cash equivalents plus revolver availability) was $48.8 million at December 31, 2017. Cash and cash equivalents totaled $33.5 million at December 31, 2017. As a result of the operating loss we incurred in the fourth quarter 2017, we have had a significant reduction in our liquidity during the first quarter of 2018. In order to address this decrease in liquidity, in March 2018 we obtained additional liquidity up to $20.0 million through an amendment to our Term Credit Agreement. This additional liquidity was provided by Primoris and is repayable if the transaction does not close.

In addition, in March 2018, we entered into forbearance agreements with our lenders as a result of noncompliance with certain default provisions, including the inability to deliver audited financial statements without a going concern explanation and the inability to meet certain future financial covenants. The forbearance agreements provide that our lenders will refrain from pursuing any remedies with respect to certain events of default under our credit agreements for a limited period as we work to complete the merger transaction and provided we comply with the provisions of the agreements.

Conference Call

As a result of Willbros’ pending transaction with Primoris, the company will not hold a conference call to discuss quarterly and full year results.

About Willbros

Willbros is a specialty energy infrastructure contractor serving the oil and gas and power industries with offerings that primarily include construction, maintenance and facilities development services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the company’s stockholders may not approve the transaction; the conditions to the completion of the transaction may not be satisfied, or any regulatory approvals required for the transaction may not be obtained on the terms expected, on the anticipated schedule, or at all; closing of the transaction may not occur or may be delayed, either as a result of litigation related to the transaction or otherwise; the parties may be unable to achieve the anticipated benefits of the transaction; completing the merger may distract the company’s management from other important matters; inability to obtain additional waivers, amendments or other forbearance under the company’s existing loan agreements; inability to achieve anticipated margins on fixed price contracts; unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; the existence

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of other material weaknesses in internal control over financial reporting; contract and billing disputes; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; development trends of the oil and gas, and power industries; as well as other risk factors described from time to time in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SCHEDULES TO FOLLOW

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WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Income Statement
Contract revenue
Utility T&D	$109,881	$105,321	$506,978	$418,387
Canada	32,876	35,797	121,151	143,140
Oil & Gas	75,191	23,274	221,939	170,448
Eliminations	(85)	—	(85)	(290)

	217,863	164,392	849,983	731,685
Operating expenses
Utility T&D	119,455	103,236	512,259	402,820
Canada	31,571	37,561	125,196	143,790
Oil & Gas	110,160	29,038	282,444	187,231
Corporate	5,819	6,697	21,510	28,795
Eliminations	(85)	—	(85)	(290)

	266,920	176,532	941,324	762,346
Operating income (loss)
Utility T&D	(9,574)	2,085	(5,281)	15,567
Canada	1,305	(1,764)	(4,045)	(650)
Oil & Gas	(34,969)	(5,764)	(60,505)	(16,783)
Corporate	(5,819)	(6,697)	(21,510)	(28,795)

Operating loss	(49,057)	(12,140)	(91,341)	(30,661)

Non-operating expenses
Interest expense	(5,045)	(3,543)	(16,017)	(13,976)
Interest income	8	8	31	451
Debt covenant suspension and extinguishment charges	—	—	—	(63)
Other, net	(298)	(63)	(296)	(63)

	(5,335)	(3,598)	(16,282)	(13,651)

Loss from continuing operations before income taxes	(54,392)	(15,738)	(107,623)	(44,312)
Benefit (provision) for income taxes	701	(1,676)	(964)	(530)

Loss from continuing operations	(55,093)	(14,062)	(106,659)	(43,782)
Income (loss) from discontinued operations net of provision for income taxes	72	(141)	(1,436)	(3,977)

Net loss	$(55,021)	$(14,203)	$(108,095)	$(47,759)

Basic loss per share attributable to Company shareholders:
Continuing operations	$(0.89)	$(0.23)	$(1.72)	$(0.71)
Discontinued operations	—	—	(0.02)	(0.06)

	$(0.89)	$(0.23)	$(1.74)	$(0.77)

Diluted loss per share attributable to Company shareholders:
Continuing operations	$(0.89)	$(0.23)	$(1.72)	$(0.71)
Discontinued operations	—	—	(0.02)	(0.06)

	$(0.89)	$(0.23)	$(1.74)	$(0.77)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(28,066)	$(3,760)	$(49,623)	$(11,992)
Investing activities	301	4,204	2,581	10,843
Financing activities	30,963	(45)	40,115	(8,615)
Foreign exchange effects	(232)	(649)	823	(29)
Discontinued operations	(788)	(589)	(1,844)	(7,619)

Other Data
Weighted average shares outstanding
Basic	62,330	61,683	62,161	61,365
Diluted	62,330	61,683	62,161	61,365
Adjusted EBITDA from continuing operations(1)	$(43,928)	$(6,414)	$(70,882)	$(2,755)
Purchases of property, plant and equipment	318	1,266	2,450	3,794

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA from continuing operations (1)
Loss from continuing operations	$(55,093)	$(14,062)	$(106,659)	$(43,782)
Interest expense	5,045	3,543	16,017	13,976
Interest income	(8)	(8)	(31)	(451)
Benefit (provision) for income taxes	701	(1,676)	(964)	(530)
Depreciation and amortization	4,562	5,225	19,162	21,919
Debt covenant suspension and extinguishment charges	—	—	—	63
Stock based compensation	738	858	2,859	4,127
Restructuring and reorganization costs	804	346	1,339	4,933
Accounting and legal fees associated with the restatements	19	18	636	(24)
Gain on disposal of equipment	(696)	(585)	(3,241)	(3,436)
Fort McMurray wildfire related costs (income)	—	(73)	—	450

Adjusted EBITDA from continuing operations(1)	$(43,928)	$(6,414)	$(70,882)	$(2,755)

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Balance Sheet Data
Cash and cash equivalents	$33,472	$31,294	$41,249	$36,693
Working capital	(83,884)	56,620	84,033	75,756
Total assets	363,877	400,553	382,108	366,285
Total debt	133,283	100,927	88,179	87,466
Stockholders’ equity	31,708	86,295	118,624	118,614

Backlog Data (2)
12 Month Backlog by Reporting Segment
Utility T&D	$307,122	$329,531	$355,480	$362,749
Canada	51,714	55,127	75,051	77,918
Oil & Gas	118,278	159,213	116,366	87,750

12 Month Backlog	$477,114	$543,871	$546,897	$528,417

12 Month Backlog exclusive of Tank Services & Mainline Pipeline Construction Services
12 Month Backlog, as reported	$477,114	$543,871	$546,897	$528,417
Mainline Pipeline Construction Services 12 Month Backlog	20,734	47,123	58,097	45,084
Tank Services 12 Month Backlog	18,258	21,099	26,351	28,813

12 Month Backlog, exclusive of Tank Services and Mainline Pipeline Construction Services	$438,122	$475,649	$462,449	$454,520

Total By Reporting Segment
Utility T&D	$387,284	$459,417	$540,876	$605,706
Canada	110,770	122,644	151,336	158,999
Oil & Gas	118,278	159,213	116,366	87,750

Total Backlog	$616,332	$741,274	$808,578	$852,455

Total Backlog exclusive of Tank Services & Mainline Pipeline Construction Services
Total Backlog, as reported	$616,332	$741,274	$808,578	$852,455
Mainline Pipeline Construction Services Total Backlog	20,734	47,123	58,097	45,084
Tank Services Total Backlog	18,258	21,099	26,351	28,813

Total Month Backlog, exclusive of Tank Services and Mainline Pipeline Construction Services	$577,340	$673,052	$724,130	$778,558

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense (income), income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications. Backlog is not a term recognized under U.S. GAAP; however, it is a common measurement used in our industry.